EXHIBIT 10.2

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, WA 98006-1350

April 8, 2021

Dave Miller
c/o T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, WA 98006-1350

    Re:    Compensation and Employment Terms

Dear Dave:

As we have discussed, this letter agreement (this “Letter”) outlines certain compensation and other terms of your employment with T-Mobile US, Inc. (the “Company”) during the period commencing on the date of this Letter and ending on the earlier of (i) the date of your termination of employment with the Company for any reason, and (ii) March 1, 2023 (such period, the “Term”). Capitalized terms used and not otherwise defined in this Letter will have the meanings set forth on Exhibit A attached hereto. Please note that this Letter and the terms set forth herein are subject to and contingent upon approval thereof by the Committee.

1.Performance Bonuses.

(a)Bonuses. For each of calendar years 2021 and 2022 (each, a “Performance Year”), you will be eligible to receive a cash performance bonus (each, a “Performance Bonus”) targeted at $1,500,000 (the “Target Bonus Amount”). Each Performance Bonus will be earned based on the attainment, during the Performance Year to which such Performance Bonus relates, of the same performance goals that apply to your annual short-term incentive award (“STI Award”) for such Performance Year (the “Corresponding STI Award”), as established by the Committee in its sole discretion and set forth in the award agreement evidencing the grant of such Corresponding STI Award (the “STI Award Agreement”). The actual amount of any Performance Bonus payable to you will range from 0% to 200% of the Target Bonus Amount and will be calculated by multiplying the Target Bonus Amount (or $1,500,000) by the Overall Corporate Attainment Factor (as defined in your STI Award Agreement for the Corresponding STI Award) for the applicable Performance Year, as determined by the Committee.

(b)Payment. Subject to Sections 1(c) and 4 below, any earned Performance Bonus will be paid to you on the date on which STI Awards are paid generally by the Company to its similarly-situated executives with respect to the applicable Performance Year (but no later than March 1st of the calendar year following the applicable Performance Year) (any such date, the “Payment Date”), subject to and conditioned upon your continued employment with the Company through the applicable Payment Date.

(c)Termination; Forfeiture. Except as otherwise provided in this Letter, upon a termination of your employment with the Company for any reason, any then-unpaid Performance Bonus(es) will be forfeited.

(d)Acknowledgement. You acknowledge and agree that the Performance Bonuses will not be taken into account for purposes of calculating your total target compensation, total direct compensation or eligible base earnings for calendar years 2021 and 2022 (including, without limitation, for purposes of calculating the target grant-date value of your annual long-term incentive awards for such calendar years), and will not constitute “STI Awards” for purposes of the Retirement Letter.

2.Annual STI Awards. Subject to Section 4 below and the Retirement Letter, any STI Awards that become payable to you following the date of this Letter in accordance with the terms of the applicable STI Award Agreement will be paid to you on the date on which STI Awards are paid generally by the Company to its similarly-situated executives with respect to the applicable calendar year (but no later than March 1st of the calendar year following the calendar year to which it relates). You will be granted an annual STI Award for each calendar year during which you are still employed by the Company on the applicable annual STI Award grant date for such calendar year. In addition, if your employment is terminated by the Company other than for Cause, you resign for Good Reason or you incur a Separation (as defined in the Retirement Letter), in any case, prior to the applicable annual STI Award grant date during the calendar year in which your employment terminates, you will be eligible to receive a Pro-Rata STI Award (as defined in your Retirement Letter) in accordance with the terms of Section 4(a) below and/or the Retirement Letter (as applicable); provided that for purposes of calculating any such Pro-Rata STI Award, the target amount of your STI Award for the calendar year of your termination will be consistent with the relative target amount of your most recent STI Award in relation to similarly-situated executives. If your employment is terminated by the Company due to your death or Disability (as defined in the Company’s 2013 Omnibus Incentive Plan) prior to the applicable annual STI Award grant date during the calendar year in which your employment terminates, you will be eligible to receive 100% of the target amount of your STI Award for such calendar year, with such target amount to be consistent with the relative target amount of your most recent STI Award in relation to similarly-situated executives.

3.Annual LTI Awards. Notwithstanding anything to the contrary herein or in any other agreement between you and the Company, no annual long-term incentive (“LTI”) awards shall be granted to you following the date on which either you or the Company provides notice of the termination of your employment with the Company for any reason.

4.Termination Payments and Benefits.

(a)Termination Other Than for Cause; Resignation For Good Reason. In the event that, during the Term, your employment is terminated by the Company other than for Cause or you resign for Good Reason, then, subject to (x) your execution and non-revocation of a release of all claims in substantially the form used by the Company for other executive-level terminations (the “Release”) that becomes effective and irrevocable no later than sixty (60) days following the Termination Date, and (y) your compliance with the terms, conditions and requirements set forth in Section 5 hereof and any other applicable restrictive covenants set forth in any agreement between you and the Company (collectively, the “Restrictions”):

i. The Company will pay or provide to you the payments and benefits set forth in the Retirement Letter (as if your termination qualified as a “Separation” as defined in the Retirement Letter), subject to the terms and conditions set forth therein; and

ii. If the Termination Date occurs prior to the payment of any Performance Bonus for 2022, the Company will pay you a Performance Bonus for the calendar year in which the Termination Date occurs (or, if the Termination Date occurs in 2023, the Performance Bonus for 2022), calculated in the same manner as the Corresponding STI Award as set forth in paragraph 1 of the Retirement Letter (provided, for clarity, that such Performance Bonus payment will not be pro-rated), payable in a single lump-sum amount within seventy-four (74) days following the Termination Date; provided, that if the aggregate period during which you are entitled to consider and/or revoke the Release spans two calendar years, such Performance Bonus will be paid to you in the second such calendar year.

(b)Termination Due to Death or Disability. In the event that, during the Term, your employment is terminated by the Company due to your death or Disability, then, subject to (x) your (or your estate’s) execution and non-revocation of a Release that becomes effective and irrevocable no later than sixty (60) days following the Termination Date, and (y) your compliance with the Restrictions, the Company shall pay to you an amount equal to the Target Bonus Amount, payable in a single lump-sum amount within seventy-four (74) days following the Termination Date; provided, that if the aggregate period during which you are entitled to consider and/or revoke the Release spans two calendar years, such Target Bonus Amount will be paid to you in the second such calendar year.
(c)Limitations. If your employment terminates for any reason other than due to a Qualifying Termination (including due to your resignation without Good Reason), you will not be entitled to any Performance Bonus payments and the Company shall otherwise not have any obligations to you under Section 4(a) or (b).

(d)No Duplication of Benefits. If, upon a Qualifying Termination that occurs during the Term, you would otherwise become entitled to receive any severance payments or benefits (including any accelerated vesting) under any other plan, program, agreement or arrangement maintained by the Company or its affiliates in which you are eligible to participate or to which you are a party (including, without limitation, the Company’s 2013 Omnibus Incentive Plan, any STI Award Agreement or LTI award agreement between you and the Company, the Company’s Executive Continuity Plan or any employment agreement or compensation term sheet between the Company and you) (each, a “Severance Program”), then by signing this Letter, you acknowledge and agree that you will not be eligible to receive any severance payments or benefits under such Severance Program to the extent they are duplicative with the payments and benefits set forth in Section 4(a) or (b) (as applicable).

5.Restrictive Covenants. To protect the trade secrets and confidential information of the Company and its customers and clients that have been and will be entrusted to you, the business goodwill of the Company and its subsidiaries that has been and will be developed in and through you and the business opportunities that have been and will be disclosed or entrusted to you by the Company and its subsidiaries, and as an additional incentive for the Company to enter into this Letter, and without limiting any provision of your confidentiality, restrictive covenant or similar agreement with the Company (or an affiliate thereof), you hereby agree as follows:

(a)Non-Competition. During the term of your employment and for a period of eighteen (18) months immediately following your Qualifying Termination (the “Restricted Period”), you shall not either directly or indirectly, with or without compensation: (A) engage in, provide, offer to provide, or assist anyone in providing, services to or for a business, entity or individual that is substantially the same as or similar to the Company’s Business or that competes with the Company’s Business, directly or indirectly, in the geographic areas where the Company conducts business; or (B) compete with the Company, its affiliates or its dealers within the geographic areas where such entities provide or are permitted to provide services.

(b)Non-Solicitation. During the Restricted Period, neither you nor any person or entity otherwise connected with you shall directly or indirectly solicit or aid others in soliciting, or otherwise assist Customers in obtaining service provided through any competitor of the Company in those markets being serviced by the Company, including but not limited to others providing the services of the type(s) described as the Business on Exhibit A attached hereto. During that portion of the Restricted Period following your Qualifying Termination, you shall not interfere with any established business relationship between the Company and any of its Customers, shall not call upon any Customer of the Company’s Business for the purpose of soliciting, selling, providing or delivering services or products of the kind which are the subject of the Company’s Business, and shall not render or provide any service to any Customer, including any person who was a Customer of the Company during the time that you were employed with the Company, that is the same as or similar to the service provided in the Company’s Business. In addition, during the Restricted Period, neither you nor any person or entity otherwise connected with you shall act, directly or indirectly, as a reseller or dealer of any such service in the geographic area where the Company provides or is permitted to provide service. You agree that while employed by the Company and during the Restricted Period, you shall not directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment with the Company or to work for you or any other person or entity. You further agree to provide any potential future employer who provides any service described in the definition of “Business” with a copy of Section 5 of this Letter before you begin employment with any such person or entity.

(c)Reasonableness. You acknowledge that the restrictions contained in this Letter are reasonable in time, scope and geographic restraints, and do not unreasonably restrict your ability to obtain other employment. You further warrant that the restrictions do not impose an undue hardship on you, and do not deprive you of an ability to earn a living.

(d)Remedies. In the event of any material breach or threatened material breach of any of the provisions of Section 5(a) or (b) above, in addition to any other rights or remedies available to the Company, the Company shall have the right to seek monetary damages and equitable relief, including specific performance by means of temporary, preliminary or permanent injunctions against you or against your partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with you, to prevent or restrain such breach. With respect to any such equitable actions or proceedings, you agree that no adequate legal remedy exists, and hereby waive any defense that an adequate remedy at law exists and any requirement that the Company prove damages. You further waive any requirement that the Company furnish any bond or other security, and agree that to the extent a bond is nevertheless required by law, it shall be in the amount of $100.00. You agree that the Company’s right to seek injunctive and other equitable relief shall be and are cumulative and not exclusive and shall be in addition to any other remedies that the Company may have.

6.No Effect on Other Benefits. Other than as provided for in Section 4(d), nothing in this Letter shall affect your and the Company’s rights and obligations under any other Company agreement or arrangement to which you are a party or in which you are a participant that remains in effect, including, without limitation, the Retirement Letter (including, for the avoidance of doubt, the requirement that you provide at least six (6) months’ prior written notice in the event of your voluntary resignation of employment that does not constitute Good Reason), which shall remain in effect during the Term in accordance with its terms.

7.No Right to Continued Employment. Nothing contained in this Letter shall confer upon you any right to continue in the employ or service of the Company or affect the right of the Company to terminate your employment or service at any time.

8.No Tax Advice. The Company is not making any warranties or representations to you with respect to the income tax consequences associated with this Letter or the payments and benefits (including Performance Bonuses) payable hereunder, and you are in no manner relying on the Company, its affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with this Letter and the payments and benefits (including Performance Bonuses) payable hereunder.

9.Representations. By signing this Letter below, you hereby represent and warrant to the Company that (i) you have read and understand, and accept the terms and conditions set forth in, this Letter, and (ii) you have entered into and agreed to the terms and conditions of this Letter voluntarily.

10.Section 409A. The payments and benefits described in this Letter are intended to comply with or be exempt from Section 409A of the Code (“Section 409A”). See Exhibit B, which is hereby incorporated into this Letter, for additional details.

11.Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of laws, and applicable federal law.

12.Miscellaneous. This Letter, together with the Retirement Letter and any other agreements referenced herein, sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect to the subject matter hereof. This Letter may be amended only in a writing signed by both you and the Company. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Please indicate your acknowledgment of, and agreement to, the terms and conditions set forth in this Letter by signing in the space below and returning a signed copy of this Letter to me. Please retain one fully-executed original for your files.

Sincerely,

                        T-Mobile US, Inc.

                        By: /s/ Deeanne King____________________
                        Name: Deeanne King
                        Title: Executive Vice President, Chief Human Resources Officer

Acknowledged, Agreed and Accepted:

/s/ David A. Miller______________________________
David A. Miller

Date: April 8, 2021

Exhibit A

Definitions

(a)“Business” means the business of offering, providing and marketing to, and procuring, retail and wholesale customers for commercial mobile radio service (CMRS), including without limitation, cellular telephone service, personal communications service (PCS) and other wireless voice and data services, including, without limitation, (i) paging, messaging, radio, telephone, internet, voice over internet protocol (VOIP), Wi-Fi, Mobile Virtual Network Operator (MVNO), Telemetry (machine-to-machine) services, and ancillary services and applications, as they exist now and may be later developed, and (ii) the sale of all services, products, devices and other hardware used in connection with the services described above.

(b)“Cause” means any one or more of the following: (i) your gross neglect or willful material breach of your principal employment responsibilities or duties, (ii) a final judicial adjudication that you are guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its affiliates), (iii) your breach of any non-competition or confidentiality covenant between you and the Company or any affiliate of the Company, (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of your employment with the Company or any of its affiliates, (v) the material breach by you of any other obligation which continues uncured for a period of thirty (30) days after notice thereof by the Company or any of its affiliates and which is demonstrably injurious to the Company or affiliate.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

(d)“Committee” means the Compensation Committee of the Company’s Board of Directors.

(e)“Customers” shall mean all customers and subscribers for whom the Company, you, or the Company’s other employees, agents or independent contractors perform services or make sales in the course of business (during, before and after your employment with the Company).

(f)“Good Reason” means the occurrence of any of the following conditions about which you notify the Company within not more than ninety (90) days after initial existence and which the Company does not cure within thirty (30) days of such notice: (i) a material diminution in your duties, authority or responsibilities; (ii) a material reduction in your annual base salary, target short-term incentive award opportunity, or target long-term incentive opportunity, except for across-the-board salary reductions based on the Company’s and subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its subsidiaries; (iii) the relocation of the office at which you were principally employed as of the date hereof to a location more than fifty (50) miles from the location of such office, or you being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with your business travel obligations as of the date hereof; or (iv) such other event, if any, as is set forth as “good reason” or “constructive termination” in your individual employment agreement or compensation term sheet (as applicable) with the Company.

(g)“Qualifying Termination” means a termination of your employment (a) by the Company other than for Cause, (b) due to your resignation for Good Reason, (c) by the Company due to your Disability, or (d) due to your death.

(h)“Retirement Letter” means that certain letter agreement, dated March 25, 2019, between you and the Company regarding your eligibility for certain payments and benefits upon your retirement from the Company, as may be amended from time to time.

(i)“Termination Date” means the effective date of your termination of employment with the Company.

Exhibit B

Section 409A

It is intended that the payments and benefits under this Letter comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Letter and, accordingly, to the maximum extent permitted, this Letter shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Letter, and no payment otherwise due upon a termination of employment shall be due to you under this Letter, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Letter that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Letter will be treated as a separate payment. Notwithstanding anything to the contrary in this Letter (whether under this Letter or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death.